                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)




                             TRAVELOCITY.COM INC.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)

                             CLASS A COMMON STOCK
                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)

                      NO CUSIP FOR CLASS A COMMON STOCK
                          893953109 FOR COMMON STOCK
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)

                                MARCH 07, 2000
--------------------------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
___ Rule 13d-1(b)
___ Rule 13d-1(c)
_X_ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 893953109                   13G                            Page 2 of 9


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS:       Sabre Holdings Corporation

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:                      75-2662240
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF MEMBERS OF A GROUP*                    (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     Delaware
--------------------------------------------------------------------------------
                  5.     SOLE VOTING POWER:
NUMBER OF                Class A Common Stock 0.  Common Stock 0.
SHARES            --------------------------------------------------------------
BENEFICIALLY      6.     SHARED VOTING POWER:
OWNED BY EACH            Class A Common Stock 33,000,000.  Common Stock
REPORTING                2,033,970*
PERSON WITH       --------------------------------------------------------------
                  7.     SOLE DISPOSITIVE POWER:
                         Class A Common Stock 0.  Common Stock 0.
                  --------------------------------------------------------------
                  8.     SHARED DISPOSITIVE POWER:
                         Class A Common Stock 33,000,000.  Common Stock
                         2,033,970
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     Class A Common Stock 33,000,000.  Common Stock 2,033,970.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES:                                                / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
     Class A Common Stock 100.00%.  Common Stock  11.96%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSONS*:
     CO
--------------------------------------------------------------------------------


*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 893953109                   13G                            Page 3 of 9


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS:       Sabre Inc.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:     75-2109502
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF MEMBERS OF A GROUP*                    (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     Delaware
--------------------------------------------------------------------------------
                  5.     SOLE VOTING POWER:
NUMBER OF                Class A Common Stock 0.  Common Stock 0.
SHARES            --------------------------------------------------------------
BENEFICIALLY      6.     SHARED VOTING POWER:
OWNED BY EACH            Class A Common Stock 33,000,000.  Common Stock
REPORTING                2,033,970.
PERSON WITH       --------------------------------------------------------------
                  7.     SOLE DISPOSITIVE POWER:
                         Class A Common Stock 0.  Common Stock 0.
                  --------------------------------------------------------------
                  8.     SHARED DISPOSITIVE POWER:
                         Class A Common Stock 33,000,000.  Common Stock
                         2,033,970
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
     Class A Common Stock 33,000,000.  Common Stock 2,033,970.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES:                                                / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
     Class A Common Stock 100.00%.  Common Stock  11.96%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSONS*:
     CO
--------------------------------------------------------------------------------


*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 893953109                   13G                            Page 4 of 9

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS:     Travelocity Holdings, Inc.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:      75-2853447
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF MEMBERS OF A GROUP*                    (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     Delaware
--------------------------------------------------------------------------------
                  5.     SOLE VOTING POWER:
NUMBER OF                Class A Common Stock 0.  Common Stock 0.
SHARES            --------------------------------------------------------------
BENEFICIALLY      6.     SHARED VOTING POWER:
OWNED BY EACH            Class A Common Stock 33,000,000.  Common Stock
REPORTING                2,033,970.
PERSON WITH       --------------------------------------------------------------
                  7.     SOLE DISPOSITIVE POWER:
                         Class A Common Stock 0.  Common Stock 0.
                  --------------------------------------------------------------
                  8.     SHARED DISPOSITIVE POWER:
                         Class A Common Stock 33,000,000.  Common Stock
                         2,033,970.
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
     Class A Common Stock 33,000,000.  Common Stock 2,033,970.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES:                                                / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
     Class A Common Stock  100.00%.  Common Stock  11.96%*
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSONS*:
     CO
--------------------------------------------------------------------------------


*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 893953109                   13G                            Page 5 of 9

ITEM 1.   (a)  NAME OF ISSUER: Travelocity.com Inc.
          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               15100 Trinity Blvd
               Fort Worth, Texas
               76155

ITEM 2.   (a)  NAMES OF PERSONS FILING: This joint statement is filed by and on behalf of the following reporting persons signing this
               Schedule 13G and hereafter referred to as the "Reporting Persons": Sabre Holdings Corporation, Sabre Inc. and Travelocity Holdings, Inc.
          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               All Reporting Persons have principal places of business at:
               3150 Sabre Drive, MD 9105
               Southlake, Texas 76092
          (c)  CITIZENSHIP:  All Reporting Persons are Delaware corporations
          (d) TITLE OF CLASS OF SECURITIES: Class A Common Stock and Common Stock of Travelocity.com Inc.
          (e) CUSIP NUMBER: Common Stock 893953109. No CUSIP has been issued for the Class A Common Stock, which is not publicly traded.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.

ITEM 4.   OWNERSHIP.
          Incorporated by reference to items (5) - (9) and (11) of the cover pages pertaining to each Reporting Person. Each share of Class A Common Stock is entitled to one vote per share and votes together as a single class with the holders of Common Stock. The 33,000,000 shares of Class A Common Stock are convertible into shares of Common Stock. If all of the Reporting Persons' shares of Class A Common Stock were converted, the Reporting Persons' ownership of Common Stock would increase from 11.96% to 70.01% of total outstanding Common Stock.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL

CUSIP No. 893953109                   13G                            Page 6 of 9

          PERSON.

          Sabre Holdings Corporation owns 100% of the shares of Sabre Inc., which owns 100% of the shares of Travelocity Holdings, Inc. All of the shares of the issuer reported on this Schedule 13G are held directly by Travelocity Holdings, Inc. Sabre Holdings Corporation is the ultimate beneficial owner of, and ultimately controls, Travelocity Holdings, Inc.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATIONS.

          Not applicable.

CUSIP No. 893953109                   13G                            Page 7 of 9

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 13, 2002
                                        ----------------------------------------
                                                         Date

                                        Sabre Holdings Corporation

                                        By:
                                                 /s/ James F. Brashear
                                        ----------------------------------------
                                                       Signature

                                                   James F. Brashear
                                                  Corporate Secretary
                                        ----------------------------------------
                                                      Name/Title

                                                   February 13, 2002
                                        ----------------------------------------
                                                         Date

                                        Sabre Inc.

                                        By:
                                                 /s/ James F. Brashear
                                        ----------------------------------------
                                                       Signature

                                                   James F. Brashear
                                                  Corporate Secretary
                                        ----------------------------------------
                                                      Name/Title

                                                   February 13, 2002
                                        ----------------------------------------
                                                         Date

                                        Travelocity Holdings Inc.

                                        By:
                                                 /s/ James F. Brashear
                                        ----------------------------------------
                                                       Signature

                                                   James F. Brashear
                                                  Corporate Secretary
                                        ----------------------------------------
                                                      Name/Title

CUSIP No. 893953109                   13G                            Page 8 of 9

                                  Exhibit A
                            Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned parties hereby agrees as follows:

Each party represents to the other parties that it is eligible to make the required statement on Schedule 13G.

Each party is responsible for the timely filing of the statement and any amendments to the statement.

Each party is not responsible for the completeness and accuracy of the information concerning the other parties, unless it knows or has reason to believe the information is inaccurate.

Each party agrees to the filing with the Securities and Exchange Commission on its behalf of a joint statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock and Common Stock of Travelocity.com Inc., and to the inclusion of this Agreement as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 13th day of February 2002.

                                        Sabre Holdings Corporation

                                        By:
                                                 /s/ James F. Brashear
                                        ----------------------------------------
                                                       Signature

                                                   James F. Brashear
                                                  Corporate Secretary
                                        ----------------------------------------
                                                      Name/Title
                                        Sabre Inc.

                                        By:
                                                 /s/ James F. Brashear
                                        ----------------------------------------
                                                       Signature

                                                   James F. Brashear
                                                  Corporate Secretary
                                        ----------------------------------------
                                                      Name/Title

                                        Travelocity Holdings Inc.

                                        By:

CUSIP No. 893953109                   13G                            Page 9 of 9

                                                 /s/ James F. Brashear
                                        ----------------------------------------
                                                       Signature

                                                   James F. Brashear
                                                  Corporate Secretary
                                        ----------------------------------------
                                                      Name/Title